Amendment to Subadvisory Agreement

Advanced Series Trust

AST J.P. Morgan Strategic Opportunities Portfolio

AST Investment Services, Inc. and Prudential Investments LLC and J.P. Morgan Investment Management Inc. (“Subadviser”) hereby agree to amend the subadvisory agreement (including any amendments) listed below (the “Agreement”) by amending existing Schedule A to such Agreement, which addresses the level of subadvisory fees under such Agreement. Existing Schedule A is hereby replaced in its entirety with the attached Amended Schedule A, effective as of October 1, 2015.

The Agreement affected by this Amendment consists of the following:

  Subadvisory Agreement, dated as of February 11, 2010 and as amended and supplemented to date, by and among AST Investment Services, Inc. (formerly American Skandia Investment Services, Inc.), Prudential Investments LLC, and Subadviser, pursuant to which Subadviser has been retained to provide investment advisory services to the AST J.P. Morgan Strategic Opportunities Portfolio of Advanced Series Trust.

AST Investment Services, Inc. and Prudential Investments LLC and Subadviser further agree that Amended Schedule A supersedes any other fee arrangements, written or oral, that may be applicable to the Agreements listed above. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS HEREOF, AST Investment Services, Inc., Prudential Investments LLC, and J.P. Morgan Investment Management Inc. have duly executed this Amendment as of the date and year first written above.

AST INVESTMENT Services, Inc.

By: /s/ Bradley Tobin

Name: Bradley Tobin

Title: VP, ASTIS

PRUDENTIAL INVESTMENTS LLC

By: /s/ Bradley Tobin

Name: Bradley Tobin

Title: VP, PI

J.P. MORGAN INVESTMENT MANAGEMENT INC.

By: /s/ Scott Moritz

Name: Scott Moritz

Title: Vice President

Effective Date: October 1, 2015

REVISED SCHEDULE A

Advanced Series Trust

AST J.P. Morgan Strategic Opportunities Portfolio

As compensation for services provided by J.P. Morgan Investment Management Inc. (the Subadviser), Prudential Investments LLC and AST Investment Services, Inc. will pay the Subadviser an advisory fee on the Portfolio’s net assets that is equal, on an annualized basis, to the following:

Portfolio Name AST J.P. Morgan Strategic Opportunities Portfolio	Advisory Fee 0.40% of average daily net assets to $3,000 million; 0.35% of average daily net assets on next $3,000 million; and 0.30% of average daily net assets over $6,000 million

Effective Date: October 1, 2015